EXHIBIT 10.8.3
THIRD AMENDMENT TO THE
CNA SUPPLEMENTAL EXECUTIVE SAVINGS
AND CAPITAL ACCUMULATION PLAN
The CNA SUPPLEMENTAL EXECUTIVE SAVINGS AND CAPITAL ACCUMULATION PLAN, as restated by CNA effective January 1, 2009, and as previously amended by the First and Second Amendments thereto, is hereby further amended as follows:
1.    A new Section 2.9 is added to Article II of the Plan to read as follows:
“2.9    Former Participants in Surety Plans.
(a)    Effective as of December 25, 2011, the employees of Western Surety Company, a subsidiary of CNA Surety Corporation, will become employees of Continental Casualty Company. CNA Surety Corporation sponsors two nonqualified deferred compensation plans for the benefit of employees of Western Surety Company: the CNA Surety Corporation Deferred Corporation Plan (the “2000 Surety Plan”), which provided for the deferral of compensation earned prior to 2005, and the CNA Surety Corporation 2005 Deferred Corporation Plan (the “2005 Surety Plan”, and, collectively with the 2000 Surety Plan, the “Surety Plans”), which provides for the deferral of compensation earned beginning in 2005. Effective January 3, 2012, each of the Surety Plans will be merged with and into the Plan in accordance with the provisions of this Section 2.9.
(b)    Effective January 3, 2012, each person who has an account in either of the Surety Plan (a “Surety Participant”) shall become a Participant. Each Surety Participant's account in the applicable Surety Plan, valued as of such date, shall become an Account in the Plan, and the Plan hereby assumes the obligation to pay such Account, subject to the terms of the Plan. If a Surety Participant has an account in the 2005 Surety Plan, such account shall become his Account in this Plan, any future contributions shall be credited to such Account, and the entire balance in such Account shall be considered a Post-2004 Account for all purposes of the Plan. If a Surety Participant has an account in the 2000 Surety Plan, whether or not he also has an account in the 2005 Surety Plan, such account shall be treated as a separate Account or subaccount which is a Pre-2005 Account for all purposes of the Plan, and no further contributions shall be allocated to such Account.
(c)    Contributions to the Plan on behalf of Surety Participants shall be determined as follows:

(i)
Elective Contributions, Matching Contributions, and Basic Contributions for the final Western Surety Company payroll period ending prior to December 25, 2011, shall be calculated in accordance with the terms of the 2005 Surety Plan, credited initially to the Surety Participant's account in the 2005 Surety Plan, and then transferred to the Plan on January 3, 2012, as described in Section 2.9(b) above.

(ii)
Performance Contributions, if any, for 2011 shall be calculated in accordance with the terms of the 2005 Surety Plan (based upon the 2011 performance of CNA Surety Corporation), and credited to each eligible Surety Participants' Post-2004 Account in this Plan.

(iii)
Surety Participants shall be considered Active Participants, and eligible to enter into a Deferral Agreement for 2012 and subsequent years, if and only if they otherwise satisfy the requirements of Section 2.1. The Administrator shall determine which Surety Participants are anticipated to be eligible to satisfy the requirements of Section 2.1 in 2012, and provide them with an opportunity to enter into a Deferral Agreement for 2012, prior to December 31, 2011.

(iv)
Surety Participants who become employees of Continental Casualty Company shall be eligible to be credited with employer contributions pursuant to Section 2.3 if they are Active Participants in this Plan, or pursuant to the Excess Benefit Plan set forth in Appendix B if they are not Active Participants.

(d)    All Accounts transferred from the Surety Plans shall be credited with earnings in accordance with Section 2.4 beginning on January 3, 2012, and Surety Participants shall have no right to elect investment funds after such date.
(e)    The entire Post-2004 Account of a Surety Participant, including any amount transferred from the 2005 Surety Plan and all subsequent contributions, shall be distributed in a single lump sum as soon as reasonably practical after the date that is six months after the Surety Participant incurs a separation from service as defined in Code §409A, in accordance with Article VI of the 2005 Surety Plan.
(f)    The Pre-2005 Account of a Surety Plan that was transferred from the 2000 Surety Plan shall be distributed in accordance with the Surety Participant's election made under the terms of the 2000 Plan, in accordance with Article VI of the 2000 Surety Plan.
(g)    The right of a Surety Participant to withdraw a portion of his Account by reason of unforeseeable financial emergency pursuant to Section 5.6 of the 2000 Surety Plan or 6.5 of the 2005 Surety Plan shall be governed exclusively by Section 3.3 of the Plan. A Surety Participant whose balance in the 2000 Surety Plan is transferred to a Pre-2005 Account in this Plan shall retain the right to an early distribution pursuant to Section 5.5 of the 2000 Surety Plan, but only with respect to such Pre-2005 Account.
(h)    The Administrator may treat any Beneficiary of a Surety Participant designated pursuant to one of the Surety Plans as the Participant's Beneficiary under this Plan, subject to each Participant's right to designate a new Beneficiary in accordance with the Plan.

(i)    Surety Participants shall be fully vested in their Accounts, including both amounts transferred to the Plan from the Surety Plans, and all subsequent contributions, subject to the provisions of Sections 4.9 of the 2000 Surety Plan and 5.8 of the 2005 Surety Plan relating to forfeiture for misconduct.
(j)    Except as otherwise provided herein, Surety Participants shall be considered Participants, and the portion of their Accounts representing amounts transferred from the Surety Plans shall be treated in the same manner as other Accounts, for all purposes of the Plan. Any employee of Western Surety who is not a Surety Participant, and becomes an employee of Continental Casualty Company on December 25, 2011, shall be treated in the same manner as any newly hired employee for purposes of the Plan, but shall be given credit for Vesting Service earned as an employee of Western Surety Company.”
2.    Section 3.2 is amended by the addition of the following sentence: “Without limiting the generality of the foregoing, the Administrator is hereby authorized and directed to enter into an agreement with one or more trustees designated by it establishing such a trust to accept the transfer of assets from the trust established by an agreement dated August 1, 2000, between CNA Surety Corporation and First National Bank in Sioux Falls to fund the 2000 Surety Plan (as defined in Section 2.9), and from the trust established by an agreement dated March 28, 2005, between the same parties to fund the 2005 Surety Plan (as defined in Section 2.9), and to commingle such assets into a single trust fund to be used to pay any benefits accrued under the Plan, including but not limited to accounts transferred from the Surety Plans, and to pay expenses of such trust and the Plan.”
3.    This Amendment is intended to provide for a transfer of the accounts of Surety Participants from the Surety Plans to the Plan in a manner that complies in all respects with §409A of the Internal Revenue Code, and to preserve the status of amounts transferred from the 2000 Surety Plan, and the earnings thereon, as exempt from §409A, and shall to the maximum extent permissible by law shall be so interpreted and administered. Except as otherwise provided herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, CNA Financial Corporation has caused this Third Amendment to be executed this 29th day of November, 2011.
CNA FINANCIAL CORPORATION

By: /s/ Thomas Pontarelli
Thomas Pontarelli, Executive Vice President &
Chief Administration Officer, Continental Casualty Company